No : 033 / RH / 0410
Date : 9th April 2010

NEW

Mr. Joel Gardner, CEO
Megola Inc.
704 Mara Street, Suite 111
Point Edward
Ontario N7V 1X4
C anada

Dear Mr. Gardner,

This letter is to confirm that Newstar Chemicals (M) Sdn Bhd agrees to support Megola Inc. of Point Edward, Canada with respect to all orders, manufacturing, supply chain and technical support related to the Hartindo line of Anti Fire products including but not limited to Hartindo AF21 Fire Inhibitor, Hartindo AF31 Fire Extinguishing Agent and Inhibitor.

All orders will be filled on a timely basis and meet any and all quality requirements as instructed by Megola.

Newstars Chemicals (M) Sdn Bhd will not deal with nor appoint any other third party in the US and Canada and instead would channel all enquiries or any sale potentials to Megola Inc. for a period of until the end of year 2010. This is to allow Megola Inc. to use the period of time to prepare to enter to a full agreement with Newstar Chemicals (M) Sdn Bhd for the future market in North America.

For Newstar Chemicals (M) Sdn Bhd

Randall Hart
Managing Director

NEWSTAR CHEMICALS (M) SDN BHD (324124-V)

22A, Jalan PJU3/40, Sunway Damansara, 47810 Kota Damansara, Selangor, Malaysia
Tel : +603 7885 8577 Fax : +603 7885 8677 E-mail : office@newstarchemicals.com